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                                                               Exhibit 23(d)(2)

                         INVESTMENT ADVISORY AGREEMENT

         AGREEMENT made as of this 29th day of January, 2004, by and between Century Capital Management Trust, a Massachusetts business trust that may issue one or more series of shares of beneficial interest (the "Trust"), on behalf of Century Shares Trust, a series of the Trust (the "Fund"), and Century Capital Management, LLC, a Delaware limited liability company (the "Adviser").

                              W I T N E S S E T H

         WHEREAS, the Trust is registered with the Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series, including with each such series representing interests in a separate portfolio of securities and other assets; and

         WHEREAS, the Trust has established the Fund as a series of the Trust;
and

         WHEREAS, the Adviser is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940; and

         WHEREAS, the Trust desires to retain the Adviser to furnish investment advisory services to the Fund;

         NOW, THEREFORE, the parties hereby agree as follows:

         1. Appointment of Adviser. The Fund hereby appoints the Adviser to act as investment adviser of the Fund for the period and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the investment advisory services herein set forth, for the compensation herein provided.

         2. Duties of Adviser.

                  (a) The Adviser, at its expense, will furnish continuously an investment program for the Fund, will determine, subject to the overall supervision of the Trustees of the Fund, what investments shall be purchased, held, sold or exchanged by the Fund and what portion, if any, of the assets of the Fund will be held uninvested, and shall, on behalf of the Fund, make changes in the investments of the Fund. The Adviser, and any affiliate thereof, shall be free to render similar services to other investment companies and other clients and to engage in other activities, so long as the services rendered to the Fund hereunder are not impaired. The Adviser or an affiliate may enter into a separate agreement with the Fund, pursuant to which it may agree to manage, supervise and conduct the other affairs and business of the Fund and matters incidental thereto, subject always to the provisions of the Trust's Declaration of Trust and of the 1940 Act.
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                  (b) The Adviser, at its own expense, shall place all orders for the purchase and sale of portfolio securities for the account of the Fund with issuers, brokers or dealers selected by the Adviser. In executing portfolio transactions and selecting brokers or dealers, the Adviser will use its best efforts to seek, on behalf of the Fund, the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the financial condition and execution capabilities of the broker or dealer, and the reasonableness of the commission, if any (for the specific transaction and on a continuing basis). In evaluating the best overall terms available and in selecting the broker or dealer to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided by such broker or dealer to the Fund or other accounts over which the Adviser or any affiliate of the Adviser exercises investment discretion. The Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if, but only if, the Adviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or in terms of all of the accounts over which the Adviser or any affiliate of the Adviser exercises investment discretion.

         3. Compensation of Adviser.

                  (a) As full compensation for the services furnished by the Adviser under this Agreement, the Fund agrees to pay to the Adviser a fee at the annual rate of (i) 0.80% of the Fund's average daily net asset value up to an aggregate asset level of $500 million and (ii) 0.70% of the Fund's average daily net asset value in excess of $500 million. Such fee shall be accrued daily and payable monthly. For purposes of calculating such fee, such net asset value shall be determined by taking the average of all determinations of net asset value made in the manner provided in the Fund's current prospectus and Statement of Additional Information.

                  (b) For any period less than a full month during which this Agreement is in effect the compensation payable to the Adviser hereunder shall be prorated according to the proportion which such period bears to a full month.

         4. Limitation of Liability of Adviser. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with any investment policy or the purchase, sale, or retention of any security on the recommendation of the Adviser; provided, however, that nothing herein contained shall be construed to protect the Adviser against any liability to the Fund by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties under this Agreement.

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         5. Term and Termination.

                  (a) This Agreement shall become effective on the date first written above. Unless terminated as herein provided, this Agreement shall remain in full force and effect as to the Fund for two years from the date hereof and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each continuance is approved (i) by either the Trustees of the Fund or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, and, in either event, (ii) by vote of a majority of the Trustees of the Fund who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party.

                  (b) This Agreement may be terminated at any time without the payment of any penalty by vote of the Trustees of the Fund or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by the Adviser, on sixty days' written notice to the other party.

                  (c) This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act).

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         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                            CENTURY CAPITAL MANAGEMENT TRUST, on
                                            behalf of its CENTURY SHARES TRUST
                                            series


                                            By: /s/ ALLAN W. FULKERSON
                                                -------------------------------
                                                Name:  Allan W. Fulkerson
                                                Title:

                                            CENTURY CAPITAL MANAGEMENT, LLC



                                            By: /s/ DAVIS FULKERSON
                                                -------------------------------
                                                Name:  Davis Fulkerson
                                                Title:  Managing Director


                                     Notice

         A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this Agreement is executed with respect to the Fund by officers of the Trust as officers and not individually and that the obligations of this Agreement are not binding upon the Trustees, officers or holders of shares individually but are binding only upon the assets and property of the Fund.

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